Exhibit 10.11
LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 29, 2006 (the “Effective Date”) by and among SILICON VALLEY BANK, a California corporation (“SVB”), as collateral agent (the “Collateral Agent”) for the Lenders and administrative agent (the “Administrative Agent”) for the Lenders (Collateral Agent and Administrative Agent are collectively the “Agent”), and the Lenders listed on Schedule 1.1 and otherwise party hereto, including, without limitation, SVB and JPMORGAN CHASE BANK, N.A. (“JPMorgan”) (SVB and JPMorgan are, collectively, the “Joint Bookrunners”) and GAIN CAPITAL HOLDINGS, INC., a Delaware corporation (“Borrower”), provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders. The parties agree as follows:
     1 ACCOUNTING AND OTHER TERMS
     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
     2 LOAN AND TERMS OF PAYMENT
     2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lenders the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
     2.1.1 Term Loan.
          (a) Availability. Lenders shall, jointly and not severally, shall make one (1) term loan available to Borrower in an amount up to the Term Loan Amount according to each lender’s pro rata share of the Term Loan Amount (based upon the respective Commitment Percentage of each Lender) on or after ten (10) days after the Effective Date subject to the satisfaction of the terms and conditions of this Agreement
          (b) Repayment. In addition to monthly payments of interest, commencing on October 1, 2006, Borrower shall repay the Term Loan in (i) twelve (12) equal quarterly installments of principal, plus (ii) monthly payments of accrued interest (the “Term Loan Payment”). Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan.
     2.2 General Provisions Relating to the Credit Extensions. Each Credit Extension shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Credit Extension or a LIBOR Credit Extension; provided that in no event shall Borrower maintain at any time LIBOR Credit Extension having more than one (1) different Interest Period. Borrower shall pay interest accrued on the Credit Extensions at the rates and in the manner set forth in Section 2.3(a).
     2.3 Payment of Interest on the Credit Extensions.
          (a) Computation of Interest. Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.
          (b) Credit Extensions. Each Credit Extension shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to the Prime Rate plus the Prime Rate Margin or the LIBOR Rate plus the LIBOR Rate Margin, as the case may be. On and after the expiration of any Interest Period applicable to any LIBOR Credit Extension outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Credit Extension shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Default Rate (as defined below). Pursuant to the terms hereof, interest on each Credit Extension shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Credit Extension pursuant to this Agreement for the portion of any Credit Extension so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Credit Extensions shall be due and payable on the Term Loan Maturity Date.
          (c) Default Rate. Except as otherwise provided in Section 2.3(b), after an Event of Default, Obligations shall bear interest five percent (5.00%) above the Prime Rate (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or Lenders.
          (d) Prime Rate Credit Extensions. Each change in the interest rate of the Prime Rate Credit Extensions based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change. Agent shall use its best efforts to give Borrower prompt notice of any such change in the Prime Rate; provided, however, that any failure by Agent to provide Borrower with notice hereunder shall not affect Agent’s right to make changes in the interest rate of the Prime Rate Credit Extensions based on changes in the Prime Rate.
          (e) LIBOR Credit Extensions. The interest rate applicable to each LIBOR Credit Extension shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Credit Extension, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Credit Extension.
          (f) Debit of Accounts. Agent may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments when due, or any other amounts Borrower owes Lenders, when due. These debits shall not constitute a set-off.
          (g) Payments. Unless otherwise provided, interest is payable monthly on the first calendar day of each month. Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.
     2.4 Fees. Borrower shall pay to Agent:
          (a) Commitment Fee. A fully earned, non-refundable commitment fee of Two Hundred Twenty-Five Thousand Dollars ($225,000.00) (to be shared between Lenders pursuant to their respective Commitment Percentages), on the Effective Date;
          (b) Prepayment Fee. The Prepayment Fee, when due hereunder (unless the prepayment occurs in connection with any prepayment required by regulatory actions, in which case no Prepayment Fee shall be due or owing hereunder); and
          (c) Lenders’ Expenses. All Lenders’ Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
     3 CONDITIONS OF LOANS
     3.1 Conditions Precedent to Initial Credit Extension. The Lenders’ obligation to make the initial Credit Extension is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation:
          (a) Duly executed original signatures to the Loan Documents to which it is a party;
          (b) Duly executed original signatures by each Lender to each Loan Document to which it is a party;

          (c) Duly executed original signatures to the Control Agreements;
          (d) Borrower, Gain Holdings, LLC, Gain Capital Group, Inc. and Gain Capital, Inc. shall have delivered their Operating Documents and good standing certificate of Borrower, Gain Holdings, LLC, Gain Capital Group, Inc. and Gain Capital, Inc. certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;
          (e) Duly executed Guaranty by Guarantor;
          (f) Duly executed Pledge Agreement by Borrower (with respect to membership interest in Gain Holdings, LLC);
          (g) Duly executed original signatures to the completed Borrowing Resolutions for Borrower;
          (h) Agent shall have received certified copies, dated as of a recent date, of financing statement searches, as Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released, together with any other searches that either Lender may require;
          (i) Borrower shall have delivered a solvency certificate in favor of Lenders in form and substance acceptable to Lenders;
          (j) Borrower shall have delivered a legal opinion of Borrower’s and Guarantor’s counsel dated as of the Effective Date together with the duly executed original signatures thereto;
          (k) Solvency opinion, from an independent issuer acceptable to Lenders and their sole and absolute discretion;
          (l) Evidence that the Capitalization Event has occurred or will occur with funding of Credit Extension; and
          (m) Borrower shall have paid the fees and Lenders’ Expenses then due as specified in Section 2.4 hereof.
     3.2 Conditions Precedent to all Credit Extensions. The obligations of Lenders to make each Credit Extension, including the initial Credit Extension, is subject to the following:
          (a) timely receipt of a Notice of Borrowing by each Lender;
          (b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Notice of Borrowing and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
          (c) in each Lenders’ sole discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or there has not been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Agent.
     3.3 Covenant to Deliver.

     Borrower agrees to deliver to Agent each item required to be delivered to Agent under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Agent of any such item shall not constitute a waiver by Agent of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Agent’s sole discretion.
     3.4 Procedure for the Borrowing of Credit Extensions.
          (a) Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, each Credit Extension shall be made upon Borrower’s irrevocable written notice delivered to Agent in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Credit Extensions are necessary to meet Obligations which have become due. Agent may rely on any telephone notice given by a person whom Agent believes is a Responsible Officer or designee. Borrower will indemnify Lenders for any loss Lenders suffer due to such reliance by Agent. Such Notice of Borrowing must be received by Agent prior to 11:00 a.m. Eastern time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Credit Extensions, and (ii) at least one (1) Business Day prior to the requested Funding Date, in the case of Prime Rate Credit Extensions, specifying:
               (i) the amount of the Credit Extension, which, if a LIBOR Credit Extension is requested, shall be in an aggregate minimum principal amount of $1,000,000 or in any integral multiple of S1,000,000 in excess thereof;
               (ii) the requested Funding Date; and
               (iii) whether the Credit Extension is to be comprised of LIBOR Credit Extensions or Prime Rate Credit Extensions.
          (b) The proceeds of all such Credit Extensions will then be made available to Borrower on the Funding Date by Lenders by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Credit Extensions shall be deemed made to Borrower, and no interest shall accrue on any such Credit Extension, until the related funds have been deposited in the Designated Deposit Account.
     3.5 Conversion and Continuation Elections.
          (a) So long as (i) no Event of Default or Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Lenders have established from time to time for Borrower’s requests for LIBOR Credit Extensions, Borrower may, upon irrevocable written notice to Agent:
               (i) elect to convert on any Business Day, Prime Rate Credit Extensions in an amount equal to $1,000,000 or any integral multiple of $1,000,000 in excess thereof into LIBOR Credit Extensions;
               (ii) elect to continue on any Interest Payment Date any LIBOR Credit Extensions maturing on such Interest Payment Date (or any part thereof in an amount equal to $1,000,000 or any integral multiple of $1,000,000 in excess thereof); provided, that if the aggregate amount of LIBOR Credit Extensions shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than $1,000,000, such LIBOR Credit Extensions shall automatically convert into Prime Rate Credit Extensions, and on and after such date the right of Borrower to continue such Credit Extensions as, and convert such Credit Extensions into, LIBOR Credit Extensions shall terminate; or
               (iii) elect to convert on any Interest Payment Date any LIBOR Credit Extensions maturing on such Interest Payment Date (or any part thereof in an amount equal to $1,000,000 or any integral multiple of $1,000,000 in excess thereof) into Prime Rate Credit Extensions.
          (b) Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Agent prior to 11:00 a.m. Eastern time at least (i) three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Credit Extensions are to be converted into or continued as LIBOR Credit Extensions; and (ii) one (1) Business Day in advance of the Conversion Date, if any Credit Extensions are to be converted into Prime Rate Credit Extensions, in each case specifying the:

               (i) proposed Conversion Date or Continuation Date;
               (ii) aggregate amount of the Credit Extensions to be converted or continued which, if any Credit Extensions are to be converted into or continued as LIBOR Credit Extensions, shall be in an aggregate minimum principal amount of $1,000,000 or in any integral multiple of $1,000,000 in excess thereof; and
               (iii) nature of the proposed conversion or continuation.
          (c) If upon the expiration of any Interest Period applicable to any LIBOR Credit Extensions, Borrower shall have failed to timely select a new Interest Period to be applicable to such LIBOR Credit Extensions, Borrower shall be deemed to have elected to convert such LIBOR Credit Extensions into Prime Rate Credit Extensions.
          (d) Any LIBOR Credit Extensions shall, at Agent’s option, convert into Prime Rate Credit Extensions in the event that (i) an Event of Default or Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Credit Extensions which have been previously converted to LIBOR Credit Extensions, or the aggregate principal amount of existing LIBOR Credit Extensions continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Term Loan Amount. Borrower agrees to pay Agent, upon demand by Agent (or Agent or Lenders may, at their option, charge the Designated Deposit Account or any other account Borrower maintains with Lenders) any amounts required to compensate Agent and Lenders for any loss {including loss of anticipated profits), cost, or expense incurred by Agent or Lenders, as a result of the conversion of LIBOR Credit Extensions to Prime Rate Credit Extensions pursuant to any of the foregoing.
          (e) Notwithstanding anything to the contrary contained herein, Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Credit Extensions, but the provisions hereof shall be deemed to apply as if Lenders had purchased such deposits to fund the LIBOR Credit Extensions.
     3.6 Special Provisions Governing LIBOR Credit Extensions.
     Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Credit Extensions as to the matters covered:
          (a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Agent shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Credit Extensions for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.
          (b) Inability to Determine Applicable Interest Rate. In the event that Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Credit Extension, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Credit Extension on the basis provided for in the definition of LIBOR, Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Credit Extensions may be made as, or converted to, LIBOR Credit Extensions until such time as Agent notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Credit Extensions in respect of which such determination was made shall be deemed to be rescinded by Borrower.
          (c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Agent and Lenders, upon written request by Agent and/or Lenders (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Agent and/or Lenders to lenders of funds borrowed by it to make or carry its LIBOR Credit Extensions and any loss, expense or liability incurred by Agent and/or Lenders in connection with the liquidation or re-employment of such funds) such that Agent and/or Lenders may incur: (i) if for any reason (other than a default by Agent and/or Lenders or due to any failure of Lenders to fund LIBOR Credit Extensions due to impracticability or illegality under Sections 3.7(d) and 3.7(e)) a borrowing or a conversion to or continuation of any LIBOR Credit Extension does not occur on a date specified in a Notice of Borrowing or a Notice of

Conversion/Continuation, as the case may be, or (ii) if any principal payment or any conversion of any of its LIBOR Credit Extensions occurs on a date prior to the last day of an Interest Period applicable to that Credit Extension.
          (d) Assumptions Concerning Funding of LIBOR Credit Extensions. Calculation of all amounts payable to Lenders under this Section 3.6 and under Section 3.4 shall be made as though Lenders had actually funded each of its relevant LIBOR Credit Extensions through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Credit Extension and having a maturity comparable to the relevant Interest Period; provided, however, that Lenders may fund each of their LIBOR Credit Extensions in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.4.
          (e) LIBOR Credit Extensions After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have a Credit Extension be made or continued as, or converted to, a LIBOR Credit Extension after the expiration of any Interest Period then in effect for such Credit Extension and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue Credit Extensions referred to therein as Prime Rate Credit Extensions.
     3.7 Additional Requirements/Provisions Regarding LIBOR Credit Extensions.
          (a) If for any reason (including voluntary or mandatory prepayment or acceleration), any Lender receives all or part of the principal amount of a LIBOR Credit Extension prior to the last day of the Interest Period for such Credit Extension, Borrower shall immediately notify Borrower’s account officer at Agent and, on demand by Agent, pay Lenders the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Lenders by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by each Lender in such Lender’s reasonable discretion. Lenders’ determination as to such amount shall be conclusive absent manifest error.
          (b) Borrower shall pay Lenders, upon demand by Agent, from time to time such amounts as Lenders may determine to be necessary to compensate it for any costs incurred by Lenders that Lenders determine are attributable to its making or maintaining of any amount receivable by Lenders hereunder in respect of any Credit Extensions relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:
               (i) changes the basis of taxation of any amounts payable to Lenders under this Agreement in respect of any Credit Extensions (other than changes which affect taxes measured by or imposed on the overall net income of Lenders by the jurisdiction in which Lenders have their respective principal offices);
               (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Lenders (including any Credit Extensions or any deposits referred to in the definition of LIBOR); or
               (iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).
     Agent will notify Borrower of any event occurring after the Closing Date which will entitle Lenders to compensation pursuant to this Section 3.7 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Agent will furnish Borrower with a statement setting forth the basis and amount of each request by Lenders for compensation under this Section 3.7. Determinations and allocations by Lenders for purposes of this Section 3.7 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Credit Extensions, of making or maintaining Credit Extensions, or on amounts receivable by it in respect of Credit Extensions, and of the additional amounts required to compensate Lenders in respect of any Additional Costs, shall be conclusive absent manifest error.

          (c) If Lenders shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Lenders (or their applicable respective lending offices) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Lenders or any person, or entity controlling any Lender (a “Parent”) as a consequence of its obligations hereunder to a level below that which any Lender (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by any Lender to be material, then from time to time, within fifteen (15) days after demand by Agent, Borrower shall pay to Lenders such additional amount or amounts as will compensate Lenders for such reduction. A statement of Agent claiming compensation under this Section 3.7(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.
          (d) If, at any time, any Lender, in its sole and absolute discretion, determines that (i) the amount of LIBOR Credit Extensions for periods equal to the corresponding Interest Periods are not available to such Lender in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Lenders of lending the LIBOR Credit Extensions, then Agent shall promptly give notice thereof to Borrower. Upon the giving of such notice, each Lender’s obligation to make the LIBOR Credit Extensions shall terminate; provided, however, Credit Extensions shall not terminate if Agent, each Lender and Borrower agree in writing to a different interest rate applicable to LIBOR Credit Extensions.
          (e) If it shall become unlawful for Agent or Lenders to continue to fund or maintain any LIBOR Credit Extensions, or to perform its obligations hereunder, upon demand by Agent, Borrower shall prepay the Credit Extensions in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(a)). Notwithstanding the foregoing, to the extent a determination by Agent as described above relates to a LIBOR Credit Extension then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.6(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Agent of such rescission on the date on which Agent gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Credit Extension or to have outstanding Credit Extensions converted into or continued as Prime Rate Credit Extensions by giving notice (by facsimile or by telephone confirmed in writing) to Agent of such modification on the date on which Agent gives notice of its determination as described above.
     3.8 Notices. Any information delivered to Agent pursuant to this Section 3 shall promptly be delivered by Agent to each Lender in order to satisfy each Lender’s obligations hereunder.
     4 CREATION OF SECURITY INTEREST
     4.1 Grant of Security Interest. Borrower hereby grants Agent, for the ratable benefit of the Lenders, and to each Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, and to each Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Lenders’ Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and grant to Agent and Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.
     If this Agreement is terminated, Lenders’ Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Lenders’ obligation to make Credit Extensions has terminated, Lenders shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.
     4.2 Authorization to File Financing Statements. Borrower hereby authorizes Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s and

Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of the Lenders under the Code.
     5 REPRESENTATIONS AND WARRANTIES
          Borrower represents and warrants, with respect to itself, and its Subsidiaries:
     5.1 Due Organization and Authorization. Borrower and each of its Subsidiaries are duly existing arid in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Agent and Lenders a completed certificate signed by Borrower (the “Perfection Certificate”). Borrower represents and warrants to Agent and each Lender that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with Borrower’s organizational identification number.
     The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s or its Subsidiaries’ organizational documents, nor constitute an event of default under any material agreement by which Borrower or any one of its Subsidiaries is bound. Borrower and its Subsidiaries are not in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on Borrower’s or such Subsidiary’s business.
     5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Lenders, the deposit accounts, if any, described in the Perfection Certificate delivered to Agent and Lenders in connection herewith, or of which Borrower has given Agent notice and taken such actions as are necessary to give Agent and Lenders a perfected security interest therein.
     The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as Borrower has given Agent notice pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Lenders and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Lenders in their sole discretion.
     All Inventory is in all material respects of good and marketable quality, free from material defects.
     Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property. Borrower shall provide written notice to Agent within ten (10) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Lenders request to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Lenders to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor’s agreement to a contingent assignment of the license to Lenders if Lenders determine that is necessary in their good faith judgment), whether now existing or entered into in the future.

     5.3 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Fifty Thousand Dollars ($50,000.00).
     5.4 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Agent.
     5.5 Solvency. The fair salable value of Borrower’s and each of its Subsidiaries’ assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities and will continue to exceed the fair value of its liabilities immediately after the Term Loan advance and Dividend hereunder; Borrower and each of its Subsidiaries are not left with unreasonably small capital after the transactions in this Agreement; and Borrower and each of its Subsidiaries are able to pay their debts (including trade debts) as they mature.
     5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.
     5.7 Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
     5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower and its Subsidiaries may defer payment of any contested taxes, provided that Borrower or such Subsidiaries, as appropriate (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Agent in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s or its Subsidiaries’ prior tax years which could result in additional taxes becoming due and payable by Borrower or such Subsidiaries. Borrower or its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower and its Subsidiaries have not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or such Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely to fund the Dividend.
     5.10 Source of Repayment. Based upon written agreements with Borrower’s Subsidiaries, in the event that Borrower does not have sufficient funds to repay the Obligations when due, Borrower’s Subsidiaries will distribute to Borrower sufficient amounts to repay its Obligations. Such agreements are attached hereto as Schedule 5.10. The Obligations of Borrower hereunder shall not be affected by such agreements.
     5.11 Organizational Structure. The organizational and capital structure of Borrower and its Subsidiaries, as detailed on Schedule 5.11, will not change without the prior written consent of the Lenders.
     5.12 Full Disclosure. No written representation, warranty or other statement of Borrower or its Subsidiaries in any certificate or written statement given to Agent or any Lender, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Agent that the projections and forecasts provided by Borrower (with respect to the Borrower or its Subsidiaries) in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
     6 AFFIRMATIVE COVENANTS
     Borrower shall do all of the following, with respect to itself, and (other than with respect to Section 6.6) its Subsidiaries:
     6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s or its Subsidiaries’ business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower’s or its Subsidiaries’ business.
     6.2 Financial Statements, Reports, Certificates.
          (a) Deliver to Agent: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s consolidated and consolidating operations during the period certified by a Responsible Officer and in a form acceptable to Agent; (ii) as soon as available, but no later than one hundred fifty (150) days after the last day of Borrower’s fiscal year, audited consolidated and consolidating financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion; (iii) within five (5) days of delivery, copies of all financial statements and reports made available to Borrower’s security holders or to any holders of Subordinated Debt; (iv) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the internet; (v) contemporaneously with the submission of such filings or the delivery of such reports, copies of all filings submitted to regulators including, without limitation, the monthly reports delivered to the Commodity Futures Trading Commission; (vi) a prompt report of any legal actions pending or threatened against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of Fifty Thousand Dollars ($50,000) or more; and (vii) budgets, sales projections, operating plans and other financial information reasonably requested by Agent.
          (b) Within thirty (30) days after the last day of each month, deliver to Agent with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement.
     6.3 Intentionally omitted.
     6.4 Taxes; Pensions. Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower or its Subsidiaries are contesting pursuant to the terms of Section 5.8 hereof) and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
     6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and each Subsidiary’s industry and location and as Lenders may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Lenders.
     6.6 Operating Accounts.
          (a) Maintain an operating account with Agent.

          (b) Provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Agent or its Affiliates. In addition, for each Collateral Account that Borrower or Guarantor at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Agent) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Lenders’ Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent by Borrower as such,
     6.7 Financial Covenants.
          Borrower and its Subsidiaries shall maintain at all times, to be tested as of the last day of each quarter, on a consolidated basis, unless otherwise noted:
          (a) Debt Service Coverage Ratio. A ratio of EBITDA (plus all other non-cash and/or non-recurring expenses) for the subject quarter to the aggregate amount of Borrower’s quarterly principal payment and monthly interest payments for borrowed money (with respect to the three (3) months during such quarter), in each case calculated as of the last day of each fiscal quarter, of at least (i) 2.0 to 1.0 as of the quarters ending March 31, 2006, June 30, 2006, and September 30, 2006, (ii) 1.50 to 1.0 as of the quarters ending December 31, 2006 and March 31, 2007, (iii) 1.75 to 1.0 as of the quarter ending June 30, 2007, and (iv) 2.0 to 1.0 as of the quarter ending September 30, 2007 and as of the last day of each subsequent fiscal quarter.
          (b) Total Funded Debt/EBITDA. A Total Funded Debt Ratio (with respect to the immediately preceding twelve (12) month period) of a maximum of (i) 2.0 to 1.0 as of the quarters ending March 31, 2006, June 30, 2006, and September 30, 2006, (ii) 1.75 to 1.0 as of the quarter ending December 31, 2006, and (iii) 1.50 to 1.0 as of the quarter ending March 31, 2007 and as of each subsequent quarter ending thereafter.
     6.8 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Agent, without expense to Agent, Borrower and its Subsidiaries, and each of their officers, employees and agents and books and records, to the extent that Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or any Lender with respect to any Collateral or relating to Borrower or its Subsidiaries.
     6.9 Regulatory Change. Pursuant to a certain Stock Purchase Agreement dated as of March 27, 2006, VantagePoint has entered into an agreement with Borrower to invest additional funds or pay off the Obligations if any regulatory change classifies the Obligations hereunder as obligations of any of its Subsidiaries, and cause VantagePoint to invest additional funds or pay off the Obligations pursuant to such agreement. It is hereby agreed that the Lenders will be third party beneficiaries of any agreement between Borrower and VantagePoint pertaining to the actions required by the preceding sentence. Borrower hereby agrees: (i) not to amend the provisions of Section 2.3 of the Stock Purchase Agreement without the prior written consent of the Lenders, (ii) if any events giving rise to the “Second Closing” (as defined in the Stock Purchase Agreement) occur, then Borrower will exercise its rights to cause the Second Closing to occur, subject to the terms of the Stock Purchase Agreement, and (iii) upon receipt of such proceeds, Borrower shall, at the request of the Lenders, repay the Obligations hereunder.
     6.10 Further Assurances. Borrower shall execute any further instruments and take further action as Agent and/or Lenders reasonably request to perfect or continue Agent’s and Lenders’ Lien in the Collateral or to effect the purposes of this Agreement.
     7 NEGATIVE COVENANTS
     Borrower and (other than with respect to Section 7.6) its Subsidiaries shall not do any of the following without Agent’s prior written consent:
     7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States. Borrower shall not enter into an agreement with any Person other than Lenders which restricts the subsequent granting of a security interest in the Intellectual Property.
     7.2 Changes in Business, Management, Ownership, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in management, such that a Key Person departs and a replacement, reasonably acceptable to Lenders, is not made within ninety (90) days of such departure, or (ii) in addition to and subject to Section 5.11, enter into any transaction or series of related transactions in which the stockholders of Borrower immediately prior to the first such transaction own less than 50% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Agent the venture capital investors prior to the closing of the transaction). Borrower shall not, without at least thirty (30) days prior written notice to Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.
     7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (a) immediately after such transaction and after paying the purchase price and related transaction expenses, closing costs and fees therefor, Borrower and its Subsidiaries would have Ten Million Dollars ($10,000,000.00) in unrestricted cash or Cash Equivalents; (b) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; (c) Borrower is the surviving legal entity; and (d) Borrower provides to Lenders evidence satisfactory to Lenders in their sole and absolute discretion of Borrower’s pro forma compliance with the provisions in this Agreement immediately prior to such merger, consolidation or acquisition. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.
     7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
     7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein,or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent and Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.
     7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6.(b) hereof.
     7.7 Distributions; Investments; Bonuses. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided, however, Borrower may pay: (i) the Dividend so long as (A) the Capitalization Event has occurred, (B) Borrower has unrestricted cash on hand, at the time of the Dividend, in an amount equal to the amount Dividend minus the net proceeds of the Capitalization Event minus the net proceeds pursuant to the advances made by Lenders pursuant to Section 2.1.1, and (C) the Dividend does not result in an Event of Default and does not render the Borrower insolvent under applicable laws; and (ii) other than the Dividend, Borrower may make a dividend or otherwise redeem, retire, or purchase any stock so long as immediately after such dividend, redemption or repurchase, Borrower and its Subsidiaries would have Ten Million Dollars ($10,000,000.00) in unrestricted cash or Cash Equivalents, and provided further no Event of Default has occurred or would result; or (c) allow Gain Holdings, LLC to transfer any of its stock or beneficial ownership of Gain Capital Group, Inc. without the prior written consent of the Agent.

     7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
     7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Lenders.
     7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     8 EVENTS OF DEFAULT
     Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
     8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three day grace period will not apply to payments due on the Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);
     8.2 Covenant Default.
          (a) Borrower or its Subsidiaries fails or neglects to perform any obligation in Sections 6.2, 6.6, 6.7, or violates any covenant in Section 7; or
          (b) Borrower or its Subsidiaries fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in this Section 8 below) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower or such Subsidiary be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower or such Subsidiary shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
     8.3 Material Adverse Change. A Material Adverse Change occurs;
     8.4 Attachment. (a) Any material portion of Borrower’s and/or its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process upon Lenders and/or Agent (or an Affiliate of Agent or any Lender) seeking to attach, by trustee or similar process, any funds of, or of any entity under control of Borrower (including a Subsidiary) on deposit with the Lenders and/or Agent; (c) Borrower and/or its Subsidiaries is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) becomes a Lien on any of Borrower’s and/or its Subsidiaries’

assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s and/or its Subsidiaries’ assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);
     8.5 Insolvency (a) Borrower and/or its Subsidiaries are unable to pay their debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower and/or its Subsidiaries begin an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and/or its Subsidiaries and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
     8.6 Other Agreements. There is a default in any agreement to which Borrower, its Subsidiaries, or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that could have a material adverse effect on Borrower’s or its Subsidiaries’ business;
     8.7 Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance) shall be rendered against Borrower and/or its Subsidiaries, and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);
     8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent and/or Lenders or to induce Agent and/or Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
     8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Lenders, or any creditor that has signed such an agreement with Lenders breaches any terms of such agreement; or
     8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Lenders’ Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.
     9 RIGHTS AND REMEDIES
     9.1 Rights and Remedies. While an Event of Default occurs and continues Agent may, without notice or demand, do any or all of the following:
          (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent and/or Lenders);
          (b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent and/or Lenders;
          (c) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, notify any Person owing Borrower money of Agent’s and Lenders’ security interest in such funds, and verify the amount of such account;
          (d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent for the benefit of

Lenders a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s and/or Lenders’ rights or remedies;
          (e) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Agent or Lenders owing to or for the credit or the account of Borrower;
          (f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Agent for benefit of Lenders;
          (g) place a “hold” on any account maintained with Agent or Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
          (h) demand and receive possession of Borrower’s Books; and
          (i) exercise all rights and remedies available to Agent and/or Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
     9.2 Power of Attorney. Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent for the benefit of Lenders or a third party as the Code permits. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Agent and Lenders are under no further obligation to make Credit Extensions hereunder. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Agent’s and Lenders’ obligation to provide Credit Extensions terminates.
     9.3 Accounts Verification; Collection. Whether or not an Event of Default has occurred and is continuing, Agent may notify any Person owing Borrower money of Agent’s and Lenders’ security interest in such funds and verify the amount of such account. After the occurrence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Agent and Lenders, and, if requested by Agent, Borrower shall immediately deliver such receipts to Agent in the form received from the Account Debtor, with proper endorsements for deposit.
     9.4 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Agent and/or Lenders may obtain such insurance or make such payment, and all amounts so paid by Agent and/or Lenders are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent and/or Lenders obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent or Lenders are deemed an agreement to make similar payments in the future or Agent’s or Lenders’ waiver of any Event of Default.
     9.5 Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Agent shall apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Lenders’ Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Agent and/or Lenders in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Agent shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Agent and Lenders for any deficiency. If an Event of Default has occurred and is continuing, Agent may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Agent shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Agent and Lenders for any deficiency. If Agent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.
     9.6 Agent’s and Lenders’ Liability for Collateral. So long as Agent and Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Agent and/or Lenders, Agent and Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
     9.7 No Waiver; Remedies Cumulative. Agent’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent or Lenders thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Agent and each Lender and then is only effective for the specific instance and purpose for which it is given. Agent’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent has all rights and remedies provided under the Code, by law, or in equity. Agent’s exercise of one right or remedy is not an election, and Agent’s waiver of any Event of Default is not a continuing waiver. Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.
     9.8 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.
     10 NOTICES
     All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Either Lender, Agent, or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Gain Capital Holdings, Inc. 550 Hills Drive Bedminster, New Jersey 07921 Attn: Chief Executive Officer Fax: (908) 731-0701 Email: mgalant@GAINCapital.com

If to Agent:	Silicon Valley Bank
400 Madison Avenue Suite 15A New York, New York 10017 Attn: Mr. Michael Moretti Fax: (212) 688-5994
Email: mmoretti@svbank.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3456
Email: DEphraim@riemerlaw.com

If to JPMorgan:	JPMorgan Chase Bank, N.A.
695 Route 46 West
Suite 100
Fairfield, New Jersey 07004-1592
Attn: Charles Tamayo
Fax: 973-439-5011
Email: charles.tamayo@chase.com

     11 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER AND JUDICIAL REFERENCE
     New Jersey law governs the Loan Documents without regard to principles of conflicts of law. Borrower, Lenders and Agent each submit to the exclusive jurisdiction of the State and Federal courts in New Jersey; provided, however, that if for any reason Lenders and/or Agent cannot avail themselves of such courts in the State of New Jersey, Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, AGENT SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH AGENT DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE LENDERS’ OR AGENT’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.
TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
     12 GENERAL PROVISIONS
     12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without prior written consent of each Lender (which may be granted or withheld in each Lender’s discretion). Lenders and Agent have the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents.
     12.2 Indemnification. Borrower agrees to indemnify, defend and hold Agent and Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Agent or any Lender harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lenders’ Expenses incurred, or paid by Lenders and/or Agent from, following, or arising from transactions between Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Lenders’ or Agent’s gross negligence or willful misconduct.
     12.3 Limitation of Actions. Any claim or cause of action by Borrower against Agent and/or any Lender, their respective directors, officers, employees, agents, accountants, attorneys, or any other Person affiliated with or representing Agent and/or such Lender based upon, arising from, or relating to this Loan Agreement or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Agent and/or any Lender, their respective directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year from the earlier of (i) the date any of Borrower’s officer or directors had knowledge of the first act, the occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of Agent and/or Lenders, or on any other person authorized to accept service on behalf of Agent and/or Lenders, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Agent and Lenders in their sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.
     12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

     12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by Agent, each Lender and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
     12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
     12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Agent and Lenders shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
     12.9 Confidentiality. In handling any confidential information, Lenders and Agent shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lenders’ and Agent’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Lenders and Agent shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Lenders’ and Agent’s regulators or as otherwise required in connection with Lenders’ and/or Agent’s examination or audit; and (e) as Agent considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Lenders’ and/or Agent’s possession when disclosed to Lenders and/or Agent, or becomes part of the public domain after disclosure to Lenders and/or Agent; or (ii) is disclosed to Lenders and/or Agent by a third party, if Lenders and/or Agent do not know that the third party is prohibited from disclosing the information.
     12.10 Right of Set Off. Borrower hereby grants to Agent for the ratable benefit of Lenders, and to each Leader, a lien, security interest and right of set off as security for all Obligations to Agent and each Lender, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of Agent (including an Agent subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or Lenders, as appropriate, may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
     12.11 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners listed herein shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, or a Lender. DEFINITIONS
     13.1 Definitions. As used in this Agreement, the following terms have the following meanings:
     “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
     “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
     “Additional Costs” is defined in Section 3.7(b).
     “Administrative Agent” is defined in the preamble hereof.

     “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Agent” means, SVB, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders .
     “Agreement” is defined in the preamble hereof.
     “Borrower” is defined in the preamble hereof
     “Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
     “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent may conclusively rely on such certificate unless and until such Person shall have delivered to Agent a further certificate canceling or amending such prior certificate.
     “Business Day” is any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Credit Extension, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market.
     “Capitalization Event” is Borrower’s closing of Series D financing with VantagePoint resulting in at least Forty Million Dollars ($40,000,000.00) in net cash proceeds to Borrower.
     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) Agent’s certificates of deposit issued maturing no more than one (1) year after issue.
     “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New Jersey; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s and Lenders’ Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New Jersey, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
     “Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
     “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
     “Collateral Agent” is defined in the preamble hereof.
     “Commitment” is the outstanding amount of Obligations based on each Lender’s Commitment Percentage.

     “Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.
     “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
     “Communication” is defined in Section 10.
     “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
     “Continuation Date” means any date on which Borrower elects to continue a LIBOR Credit Extension into another Interest Period.
     “Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) for the benefit of Lenders over such Deposit Account, Securities Account, or Commodity Account.
     “Conversion Date” means any date on which Borrower elects to convert a Prime Rate Credit Extension to a LIBOR Credit Extension or a LIBOR Credit Extension to a Prime Rate Credit Extension.
     “Credit Extension” is any Term Loan, or any other extension of credit by any Lender for Borrower’s benefit.
     “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
     “Default Rate” is defined in Section 2.3(c).
     “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
     “Designated Deposit Account” is Borrower’s deposit account, account number 3300513593, maintained with Agent.
     “Dividend” is a cash dividend or a repurchase of capital stock paid by Borrower in an amount not to exceed Eighty-Five Million Dollars ($85,000,000.00).
     “Dollars,” “dollars” and “$” each mean lawful money of the United States.
     “EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense.
     “Effective Amount” means with respect to any Credit Extensions on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.

     “Effective Date” is defined in the preamble of this Agreement.
     “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.
     “Event of Default” is defined in Section 8.
     “Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.
     “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination,
     “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “Guarantor” is any present or future guarantor of the Obligations, including, without limitation, Gain Holdings, LLC.
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
     “Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
     “Interest Payment Date” means, with respect to any LIBOR Credit Extension, the last day of each Interest Period applicable to such LIBOR Credit Extension and, with respect to Prime Rate Credit Extensions, the first (1st) calendar day of each month (or, if the first (1st) day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Credit Extension is converted into a LIBOR Credit Extension to the extent of the amount converted to a LIBOR Credit Extension.
     “Interest Period” means, as to any LIBOR Credit Extension, the period commencing on the date of such LIBOR Credit Extension, or on the conversion/continuation date on which the LIBOR Credit Extension is converted into or continued as a LIBOR Credit Extension, and ending on the date that is three (3) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Credit Extension shall end later than the Term Loan

Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Credit Extension, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Credit Extension that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.
     “Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Credit Extension.
     “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
     “Joint Bookrunners” is defined in the preamble hereof.
     “Key Person” shall be the Chief Executive Officer or the Managing Director of Borrower which are, as of the Effective Date, Mark Galant and Glenn Stevens.
     “Lender” is any one of the Lenders.
     “Lenders” shall mean the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.
     “Lenders’ Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) of Lenders for preparing, negotiating, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings).
     “LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any LIBOR Credit Extension to be made, continued as or converted into a LIBOR Credit Extension, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/100th of one percent (0.01%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such LIBOR Credit Extension.
     “LIBOR Credit Extension” means a Credit Extension that bears interest based at the LIBOR Rate plus the LIBOR Rate Margin.
     “LIBOR Rate” means, for each Interest Period in respect of LIBOR Credit Extensions comprising part of the same Credit Extensions, an interest rate per annum (rounded upward to the nearest l/16th of one percent (0.0625%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.
     “LIBOR Rate Margin” is three and one-half of one percent (3.50%); provided, however, if at any time, Borrower’s Total Funded Debt Ratio for the subject quarter is less than 1.0 to 1.0, then the LIBOR Rate Margin shall immediately be three percent (3.0%) until such time as Borrower’s Total Funded Debt Ratio for the subject quarter is equal to or greater than 1.0 to 1.0, at which point the LIBOR Rate Margin shall be immediately increased to three and one-half of one percent (3.50%).

     “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
     “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Lenders and Agent in connection with this Agreement, all as amended, restated, or otherwise modified.
     “Material Adverse Change” is (a) a material impairment in the perfection or priority of Lenders’ Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower or its Subsidiaries; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Agent determines, based upon information available to it and in its reasonable judgment, that there is a substantial likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.
     “Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.
     “Notice of Borrowing” means a notice given by Borrower to Agent in accordance with Section 3.2(a), substantially in the form of Exhibit C, with appropriate insertions.
     “Notice of Conversion/Continuation” means a notice given by Borrower to Agent in accordance with Section 3.5, substantially in the form of Exhibit D. with appropriate insertions.
     “Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, the Prepayment Fee, Lenders’ Expenses and other amounts Borrower owes Lenders and/or Agent now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lenders and/or Agent, and the performance of Borrower’s duties under the Loan Documents.
     “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, its bylaws in current form, each of the foregoing with all current amendments or modifications thereto.
     “Perfection Certificate” is defined in Section 5.1.
     “Permitted Indebtedness” is:
     (a) Borrower’s Indebtedness to Lenders and Agent under this Agreement and the other Loan Documents;
     (b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
     (c) Subordinated Debt;
     (d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
     (e) Indebtedness for capital lease obligations and Indebtedness secured by purchase money Liens not to exceed One Million Dollars ($1,000,000.00) in the aggregate;
     (f) Indebtedness for unsecured Indebtedness not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate; and
     (g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
     “Permitted Investments” are:

     (a) Investments shown on the Perfection Certificate and existing on the Effective Date; and
     (b) Cash Equivalents.
     “Permitted Liens” are:
     (a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Agents or Lenders’ Liens;
     (c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Million Dollars ($1,000,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment; and
     (d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “Prepayment Fee” shall be an amount equal to :
     (i) for any prepayment made between the Effective Date and the date that is one (1) year from the Effective Date, an amount equal to two percent (2.0) of the amount prepaid;
     (ii) for any prepayment made between the date that is after one (1) year from the Effective Date and the date that is two (2) years from the Effective Date, an amount equal to one percent (1.0) of the amount prepaid; and
     (iii) for any prepayment made between the date that is after two (2) years from the Effective Date and the date that is three (3) years from the Effective Date, an amount equal to one-half of one percent (0.50) of the amount prepaid.
     “Prime Rate” is SVB’s most recently announced “prime rate,” even if it is not SVB’s lowest rate.
     “Prime Rate Credit Extension” means a Credit Extension that bears interest based at the Prime Rate plus the Prime Rate Margin.
     “Prime Rate Margin” is three-quarters of one percent (0.75%); provided, however, if at any time, Borrower’s Total Funded Debt Ratio for the subject quarter is less than 1.0 to 1.0, then the Prime Rate Margin shall immediately be one-quarter of one percent (0.25%) until such time as Borrower’s Total Funded Debt Ratio for the subject quarter is equal to or greater than 1.0 to 1.0, at which point the Prime Rate Margin shall be immediately increased to three-quarters of one percent (0.75%).
     “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made
     “Regulatory Change” means, with respect to any Lender, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including any Lender, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     “Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Agent by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Credit Extensions.
     “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
     “Schedule” is any attached schedule of exceptions.
     “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
     “Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and Lenders entered into between Agent and the other creditor), on terms acceptable to Agent and Lenders.
     “Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
     “Term Loan” is a loan made by Lenders pursuant to the terms of Section 2.1.1 hereof.
     “Term Loan Amount” is an aggregate amount equal to $30,000,000.00 outstanding at any time.
     “Term Loan Maturity Date” is July 1, 2009.
     “Term Loan Payment” is defined in Section 2.1.1 (b).
     “Total Funded Debt” is the aggregate amount of all outstanding principal, interest, fees and other costs arising out of any indebtedness of Borrower for borrowed money.
     “Total Funded Debt Ratio” is, for the relevant testing period, a ratio of Total Funded Debt to EBITDA.
     “Transfer” is defined in Section 7.1.
(Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.
BORROWER:

GAIN CAPITAL HOLDINGS, INC.
By	/s/ Mark Galant
	Name:	Mark Galant
	Title:	President

SILICON VALLEY BANK, as Agent and as a LENDER
By	/s/ Michael Moretti
	Name:	Michael Moretti
	Title:	SVP

JPMorgan Chase Bank, N.A., as LENDER
By	/s/ Bradley J. Thomson
	Name:	Bradley J. Thomson
	Title:	Vice President
Signature Page to Loan and Security Agreement

Schedule 1.1
Lenders and Commitments

Lender	Commitment	Commitment Percentage
Silicon Valley Bank	$15,000,000.00	50.00%
JPMorgan Chase Bank, N.A.	$15,000,000.00	50.00%

TOTAL	$30,000,000.00	100.00%

EXHIBIT A
The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
     Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.
     Pursuant to the terms of a certain negative pledge arrangement with Agent and Lenders, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Agent’s and each Lender’s prior written consent.

EXHIBIT B
COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK, AS AGENT FROM: GAIN CAPITAL HOLDINGS, INC.	Date:
     The undersigned authorized officer of Gain Capital Holdings, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower, Lenders and Agent (the “Agreement”), (1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with generally GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes	No
Annual financial statement (CPA Audited)	FYE within 150 days	Yes	No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes	No
Regulatory filings (including CFTC reports)	As filed/submitted	Yes	No

Financial Covenant	Required	Actual	Complies

Maintain on a Quarterly Basis:
Minimum Debt Service*	:1.0	:1.0	Yes	No
Total Funded Debt/EBITDA**	:1.0	:1.0	Yes	No

*	As set forth in Section 6.7(a) of the Loan and Security Agreement.

**	As set forth in Section 6.7(b) of the Loan and Security Agreement.

     The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

Gain Capital Holdings, Inc.		BANK USE ONLY

Received by:

By:			AUTHORIZED SIGNER

	Name:	Date:

Title:

Verified:

AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

EXHIBIT C
FORM OF NOTICE OF BORROWING
GAIN CAPITAL HOLDINGS, INC.
Date:
To:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054 Attention: Corporate Services Department

Re:	Loan and Security Agreement dated as of , 2006 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among Gain Capital Holdings, Inc. (“Borrower”), Silicon Valley Bank (“SVB”), as agent (the “Agent”), and JPMorgan Chase Bank, N.A. (“JPMorgan”) (SVB and JPMorgan and collectively referred to as the “Lenders”)
Ladies and Gentlemen:
     The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4(a) of the Loan Agreement, of the borrowing of a Credit Extension.
     1. The Funding Date, which shall be a Business Day, of the requested borrowing is                     .
     2. The aggregate amount of the requested borrowing is $                    .
     3. The requested Credit Extension shall consist of $                     of Prime Rate Credit Extensions and $                     of LIBOR Credit Extensions.
     4. The duration of the Interest Period for the LIBOR Credit Extensions included in the requested Credit Extension shall be three (3) months.
     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Credit Extension before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:
     (a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof;
     (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Credit Extension; and
     (c) the requested Credit Extension will not cause the aggregate principal amount of the outstanding Credit Extensions to exceed, as of the designated Funding Date, the Term Loan Amount

Borrower	GAIN CAPITAL HOLDINGS, INC.

By:
Name:
Title:

For internal Agent use only

LIBOR Pricing Date	LIBOR	LIBOR Variance		Maturity Date
%

EXHIBIT D
FORM OF NOTICE OF CONVERSION/CONTINUATION
GAIN CAPITAL HOLDINGS, INC.
Date:
To:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054 Attention:

Re:	Loan and Security Agreement dated as of , 2006 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among Gain Capital Holdings, Inc. (“Borrower”), Silicon Valley Bank (“SVB”), as agent (the “Agent”), and JPMorgan Chase Bank, N.A. (“JPMorgan”) (SVB and JPMorgan and collectively referred to as the “Lenders”)
Ladies and Gentlemen:
     The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the [conversion] [continuation] of the Credit Extensions specified herein, that:
     1. The date of the [conversion] [continuation] is                                         , 20      .
     2. The aggregate amount of the proposed Credit Extensions to be [converted] is $                           or [continued] is $                           .
     3. The Credit Extensions are to be [converted into] [continued as] [LIBOR] [Prime Rate] Credit Extensions.
     4. The duration of the Interest Period for the LIBOR Credit Extensions included in the [conversion] [continuation] shall be three (3) months.
     The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:
     (a) all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; and
     (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].
[Signature page follows.]

Borrower	GAIN CAPITAL HOLDINGS, INC.

By:
Name:
Title:

For internal Agent use only

LIBOR Pricing Date	LIBOR	LIBOR Variance		Maturity Date
%

Schedule 5.10

2

AGREEMENT
     THIS AGREEMENT (this “Agreement”) is made and entered into this 29th day of March 2006 (the “Closing Date”), by and among GAIN Capital Holdings, Inc. (the “Parent”), GAIN Holdings, LLC (“GAIN Holdings”), GAIN Capital Group, LLC (“GAIN Capital Group”), and GAIN Capital, LLC (“GAIN Capital”, and together with GAIN Holdings and GAIN Capital Group, the “Subsidiaries”).
WITNESSETH
     WHEREAS, the Parent is a party to a Loan and Security Agreement, dated as of the date here (the “Loan Agreement”), by and among the Parent and Silicon Valley Bank, JPMorgan Chase Bank, N.A. and the other lenders named therein; and
     WHEREAS, pursuant to Section 5.10 of the Loan Agreement, the Parent is required to enter into an agreement with the Subsidiaries whereby the Subsidiaries would distribute or dividend cash up stream to the Parent in order for the Parent to satisfy its Obligations (as defined in the Loan Agreement), all on the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:
1. Distribution. On the terms and subject to the conditions of this Agreement, the Subsidiaries agree to dividend or otherwise distribute cash to the Parent in sufficient amounts for the Parent to repay its Obligations (as defined in the Loan Agreement), subject to applicable laws and regulations requiring GAIN Capital Group to maintain certain minimum net assets established from time to time by the Commodity Futures Trading Commission or the National Futures Association. The terms of such distributions shall be mutually agreed to by the Parent and the Subsidiaries from time to time.
2. MISCELLANEOUS
     2.1 GOVERNING LAW; INTERPRETATION; SECTION HEADINGS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT-OF-LAWS RULES AS APPLIED IN NEW YORK. THE SECTION HEADINGS CONTAINED HEREIN ARE FOR PURPOSES OF CONVENIENCE ONLY, AND SHALL NOT BE DEEMED TO CONSTITUTE A PART OF THIS AGREEMENT OR TO AFFECT THE MEANING OR INTERPRETATION OF THIS AGREEMENT IN ANY WAY.
     2.2 Severability. Should any provision of this Agreement be held unenforceable or invalid, then the parties hereto agree that such provision shall be deemed modified for purposes of performance of this Agreement to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the parties hereto, then such provision shall be severed herefrom for purposes of performance of this Agreement.
     2.3 Entire Agreement; Amendment; Waiver. This Agreement, which includes the schedules and exhibits hereto, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. This Agreement may be amended, modified or supplemented only by written instrument duly executed by the Parent and each of the Subsidiaries. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by the Parent or a Subsidiary, as applicable.
     2.4 Execution and Delivery; Counterparts. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company and the Subsidiaries have executed this Agreement as of the day and year first above written.

GAIN CAPITAL HOLDINGS, INC.
By:	/s/ Mark Galant
	Name:	Mark Galant
	Title:	Chief Executive Officer

GAIN HOLDINGS, LLC
By:	/s/ Mark Galant
	Name:	Mark Galant
	Title:	President

GAIN CAPITAL GROUP, LLC
By:	/s/ Mark Galant
	Name:	Mark Galant
	Title:	President

GAIN CAPITAL, LLC
By:	/s/ Mark Galant
	Name:	Mark Galant
	Title:	President

Schedule 5.11

3

GAIN STRUCTURE CHART
(Transitional) GAIN Capital Holdings, Inc.
(a Delaware Corporation) 100% Gain Holdings, LLC (a Delaware Corporation)
[certificated and pledged to bank] 100% (post merger) 100% (pre-merger) GAIN Capital Group, Inc. (a Delaware Corporation) (qualified in NJ) [surviving entity in the merger — gets stock in Holdings, Inc.] GH Formation, Inc. (a Delaware corporation) To be merged with Gain
Capital Group, Inc. 100% [22%] [ ]% 3,908 Class A Membership units GAIN Capital, Inc. GCAM, LLC US Gain Capital Inc. Shanghai Representative Office (a Delaware limited liability (a Delaware Corporation) Company) (qualified in NJ) (qualified in NJ) (a PRC organization)